Exhibit 99.2

TO:  Trustees and Executive Officers of U-Store-It

FROM:  Nicola Fryer

DATE:  May 14, 2010

RE:  Blackout Period – Extended Ending Date for Blackout Period

On March 31, 2010, a notice was delivered to you (“Original Notice”) explaining that U-Store-It had decided to change its plan provider for the U-Store-It L.P 401(k) Plan.  The Original Notice explained that Covered Persons under the U-Store-It Trust Policy Statement Regarding Securities Transactions Involving Trustees, Executive Officers, Senior Management and Employees would be prevented from buying or selling common shares of U-Store-It Trust (NYSE: YSI) during a “blackout period” that commenced at 4:00 p.m. on April 15, 2010 and that was expected to end approximately May 15, 2010.

The purpose of this notice is to inform you that, due to administrative difficulties in the transfer and reconciliation of plan accounts, the blackout period has been extended. The revised blackout period, which began at 4:00 p.m. on April 15, 2010, is now expected to end during the week beginning on May 30, 2010 (“Blackout Period”) rather than the originally projected date of May 15, 2010.  During the ending week of the Blackout Period, you may contact me at (610) 293-5739 for information regarding the end of the Blackout Period.  Other than the delayed ending date, there are no changes to the Original Notice.